UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 20, 2005

Date of report (date of earliest event reported)

EMISPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-10615

(Commission File Number)

13-3306985

(I.R.S. Employer Identification Number)

765 Old Saw Mill River Road, Tarrytown, New York	10591

(Address of principal executive offices)	(Zip Code)

914-347-2220

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement

On January 20, 2005, Michael M. Goldberg, M.D. (“Executive”) and Emisphere Technologies, Inc. (the “Company”) executed an amendment, effective as of December 15, 2004, to the employment agreement by and between Executive and the Company dated as of July 31, 2000 (the “Employment Agreement”).  Executive is Chairman of the Board of Directors and Chief Executive Officer of the Company and, as of March 31, 2004, beneficially owned 10.81% of its shares of common stock.

The Employment Agreement automatically renews for successive one-year terms unless either party provides written notice to the other at least 180 days before the end of the then current term.  By operation of that provision, the employment term under the Employment Agreement has been extended through July 31, 2005.  The amendment, executed by Executive and the Company on January 20, 2005, changes the notice period from 180 days to 90 days.  The Employment Agreement was not otherwise modified or amended.

Item 1.02 Termination of a Material Definitive Agreement

On January 14, 2005, Fisher Brothers Financial and Development Co. (“Fisher”) terminated the Contract of Sale between Fisher and Farmtech Corporation (an affiliate of the Company) dated December 15, 2003, as amended August 19, 2004.  Under the Contract of Sale, Fisher had agreed to purchase a facility located at 400 Farmington Avenue, Farmington, Connecticut from Farmtech Corporation for $5,500,000, subject to the receipt of certain governmental approvals.  On December 31, 2003 a notice of Lis Pendens was filed by Farmington Avenue Baptist Church, a neighbor, seeking rights of access to the Farmington facility.  Because of this filing, Fisher exercised its rights and terminated the Contract of Sale.

Because of the termination, Farmtech Corporation is obligated to return Fisher’s down payment of $550,000, together with accrued interest thereon.  Under the Contract of Sale, Farmtech Corporation may also be obligated to pay Fisher an additional $50,000 for expenses incurred in seeking the various governmental approvals necessary to consummate the sale.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMISPHERE TECHNOLOGIES, INC.

Date: January 26, 2005	By:	/s/ ELLIOT M. MAZA

	Name:	Elliot M. Maza
	Title:	Chief Financial Officer

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